Exhibit 10.7

PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”), dated March 13, 2014 (the “Effective Date”), is between SUTOER SOLUTIONS, INC., an Illinois corporation (“Sutoer”), including its subsidiaries and affiliates, and AdeptPros LLC, an Arizona corporation (“Contractor”). Sutoer and Contractor agree as follows:

1.          Services. During the term of this Agreement, Contractor shall make itself and its employees available to perform professional services, as described in the attached Appendices (the “Services”).

2.          Term. The parties hereby agree that certain Agreement between Sutoer and Contractor dated October 31, 2012 is terminated and replaced with this Agreement as of the Effective Date. This Agreement shall remain in effect until terminated. Either party may terminate this Agreement by giving 30 days’ written notice at any time to the other party. Upon termination, Sutoer shall not be obligated to Contractor, or its successors or assigns, for any payments other than for Services satisfactorily performed prior to the date of termination.

3.          Payment. Rates charged for Services shall be in accordance with the attached Appendices.

4.          Travel Expenses. Sutoer shall not be responsible for nor shall reimburse travel expenses of Contractor or its employees, unless stated otherwise in writing. Contractor shall have all travel approved in advance, in writing and shall limit travel expenses to the extent reasonably possible. Reimbursement of r-reasonable travel expenses shall be conditioned upon the submission by Contractor of a detailed report setting out the costs incurred in connection with the approved travel, together with supporting statements, receipts, and/or documentation. Reimbursement of the expenses shall be made to Contractor after review and approval of the reasonableness of the expenses by Sutoer, and shall be paid pursuant to Contractor’s statement of service or invoice, as referred to in the Work authorization.

5.          Independent Contractor. Pursuant to this Agreement, Contractor and Sutoer intend to enter into an arm’s length commercial relationship. The parties confirm and agree that no employment relationship is intended nor will be created by provision of Services contemplated by this Agreement. Contractor and its employees, in performing the Services, shall act solely as an independent contractor; Contractor, and any employees or agents of Contractor, shall under no circumstances be treated, as or deemed to be employees of Sutoer. Nothing in this Agreement shall be construed to create a partnership, agency, joint venture, or employer-employee relationship as between Sutoer and Contractor, or as between Sutoer and Contractor’s employees. Contractor understands Sutoer has no federal, state, or local obligations regarding employee liability or insurance, and Sutoer’s total commitment and obligations under this Agreement are limited to the cash payments set forth herein. Contractor expressly represents and agrees that it is solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and charges incident to the provision of and payment of compensation and/or benefits owing to its employees for Services and to the operation of Contractor’s business, including, but not limited to, payment of workers’ compensation insurance premiums, social security taxes (FICA, OASDI, Medicare hospitalization), and federal and state income taxes (including quarterly estimated taxes). NEITHER CONTRACTOR NOR ITS EMPLOYEES SHALL HOLD ITSELF (OR HIMSELF OR HERSELF, AS THE CASE MAY BE) OUT OR OTHERWISE REPRESENT ITSELF (OR HIMSELF OR HERSELF, AS THE CASE MAY BE) TO ANY PERSON OR ENTITY AS ANYTHING OTHER THAN AN INDEPENDENT CONTRACTOR OF SUTOER. Neither Contractor nor its employees shall be entitled to enter into any contract, agreement, arrangement, or association on behalf of Sutoer. Contractor shall have sole right and responsibility to supervise its employees in the performance of the Services. Contractor shall comply with all state and federal laws which relate to the employment of its employees and of conduct of its business.

6.          Disclosure. Contractor shall make prompt and full disclosure to Sutoer of all improvements and discoveries (whether or not patentable) made or conceived by Contractor, alone or with others, during the term of this Agreement or within a reasonable time thereafter, which directly arise out of or directly relate to the Services rendered by Contractor pursuant to this Agreement. Contractor shall maintain appropriate records, including notes, pictures, drawings, models, and data, necessary to support all Services performed under this Agreement and shall furnish the information to Sutoer upon its request, but no later than the expiration or termination of this Agreement. All such information and material produced in connection with Services provided under this Agreement shall-be Sutoer’s sole property. Contractor shall not disclose any such information or materials to any person or entity without Sutoer’s prior written authorization and shalt take all reasonable steps to maintain the confidentiality of such information and materials. If requested by Sutoer, Contractor’s employees and agents engaged in provision of Services to Sutoer shall sign Sutoer’s standard Confidentiality and Nondisclosure Agreement, prior to rendering any such Services.

7.          Work for Hire. Pursuant to 17 U.S.C. Section 101(b), the parties expressly agree that all software code, data, designs, and information developed by Contractor hereunder (“Work”) shall be a “work made for hire,” that Contractor’s Work has been specially ordered and commissioned by Sutoer as a contribution to a collective work, supplement-al work, or such other category or work as may be eligible, to the greatest extent available under the law, for treatment as a “work made for hire.” Sutoer shall be deemed the sole author of the Work, its contents and any work embodying or derived from any portion of the Work. Sutoer shall also be deemed the owner of the work and its attendant intellectual property rights. To the extent that the Work is not properly characterized as a “work made for hire,” then Contractor hereby irrevocably grants, assigns, and otherwise transfers exclusively and in perpetuity to Sutoer, its successors and its assigns, all rights of Contractor in the Work whatsoever, now existing or hereafter discovered, in all media and forms of expression.

8.          Written Reports. When requested, Contractor shall promptly furnish to Sutoer written reports pertaining to the Services in the detail and form that Sutoer may reason-ably require.

9.          Confidential Data. Contractor shall treat as confidential all data and information furnished by Sutoer that may be of a proprietary nature and sall not knowingly divulge the same to third parties without Sutoer’s prior written consent until such data and information have become public knowledge. If revelation of such information to third parties is necessary to assure proper execution of the Contractor’s Services, Contractor shall require such third parties to hold such information in strict confidence. Contractor shall honor all confidentiality and nondisclosure agreements that Sutoer has entered into or may enter into from time to time over the course of this Agreement with other vendors with respect to application and software packages which Contractor may encounter in performing the Services. Contractor shall return all data and any reports, specifications, and programs generated from such data to Sutoer immediately when the Services provided under each Appendix are completed.

10.        Conflict of Interest and Non Circumvention.

10.1      Contractor represents and warrants that it has no commitments or obligations to perform Services for others during the period of this Agreement which may directly or indirectly conflict with the interests of Sutoer or which would interfere with the performance of Contractor’s obligations under this Agreement. Other than as prohibited by this paragraph, Contractor shall be free to provide Services to its other customers and clients.

10.2      Non-circumvention.

Contractor understands and agrees that, without Sutoer’s prior written consent, it will not disclose Confidential Data or otherwise enter into any negotiations or transactions during the Term of this Agreement and for a period of two (2) years following termination of this Agreement, with Sutoer’s customers, clients, contacts or other bodies (“Customers”), the names of which are attached hereto and incorporated herein as Exhibit A to this Agreement (which Exhibit A shall be updated from time to time by Sutoer), and that Contractor shall not enter into any agreements directly or indirectly with such Customers during the Term of this Agreement or for a period of two (2) years following the termination of this Agreement. In the event of circumvention of this Agreement by Contractor, directly or indirectly, the circumvented party shall be entitled to a legal monetary penalty equal to the maximum service it should realize from such a transaction plus any and all expenses, including but not limited to all legal costs and expenses incurred to recover any lost revenue.

11.         Compliance With Regulations. To the greatest extent possible, Contractor shall perform the Services at Contractor’s premises or otherwise off Sutoer premises, and shall be responsible for providing all equipment and supplies necessary to perform the Services. If the performance of the Services requires Contractor to be located at Sutoer facilities, Contractor shall comply with all applicable federal or state-laws and regulatory requirements, all safety and health regulations, and all anti-harassment policies prescribed by Sutoer. Contractor remains responsible for ensuring that Contractor’s employees comply with such laws, regulations, and safety laws and regulations, and supervision of Contractor’s employees remains Contractor’s responsibility.

11.1         Contractor hereby certifies compliance with all federal, state, and local employment laws and regulations, including, but not limited to, the Immigration Reform and Control Act (“IRCA”). Contractor specifically certifies that each of its employees and subcontractors has completed a 1-9 form as required by IRCA and that the completed forms are maintained in accordance with the provisions of IRCA.

11.2         Contractor is aware of the Sutoer Code of Business Conduct and Ethics (“Code”) and Contractor agrees that Contractor shall comply with such Code to the extent such code of ethics applies to Contractor.

12.         Warranty. Contractor represents and warrants that Services provided hereunder shall be performed: (i) in a professional, timely, and workmanlike manner, and (ii) in accordance with the standards and best practices of the industry. Contractor shall pass through to Sutoer all applicable manufacturer warranties.

13.         Staffing. Contractor is responsible for supplying its employees to perform the Services, and Contractor is responsible for supervising and/or directing those employees. It is Contractor’s responsibility to ensure that its employees are sufficiently competent and experienced to ensure that the Services shall meet or exceed the best practices for such Services in the industry. Contractor shall use reasonable efforts to ensure the continued employment by Contractor of its employees or subcontractors who perform the Services for Sutoer pursuant to this Agreement. If, at any time during the performance of this Agreement, in Sutoer’s sole determination, the performance of Contractors employees or subcontractors is unsatisfactory, Sutoer shall have the right to object to the assignment of such employee or subcontractor, and Contractor shall be required to assign another of its employees or subcontractors to perform the Services.

14.         Intellectual Property Indemnity. Contractor agrees, at its own expense, to (1) indemnify and defend Sutoer against or, at its option, to settle any claim, suit, or proceeding brought against Sutoer on the issue of any trademark, patent, or copyright infringement with respect to this Agreement; and (2) pay Sutoer any and all costs, damages, and attorneys” fees and expenses for which Sutoer is found liable as a result of, or agrees to pay in settlement of, any lawsuit based on such a claim, provided that Sutoer notifies Contractor within a reasonable period after it receives notice of such claim.

15.         Indemnification. Contractor shall indemnify and hold harmless Sutoer, its agents, and its employees from and against any and all liability, loss, damage, or expense, including legal fees and costs of defense, arising from any claim, demand, action, or cause of action asserted against Sutoer as a result of: (i) any breach of this Agreement by Contractor: (ii) negligence or willful misconduct on the part of Contractor, its employees, subcontractors, or agents; and/or (iii.) Contrador’s failure to comply with federal, state, local, or other applicable law (including, but not limited to, those laws set forth in Section 11 above).

16.         Limitation of Liability. Except for Contractor’s indemnification obligations or losses/damages insured or insurable under Section 17 (Insurance), in no event will either party be liable for any indirect, special, incidental, or consequential damages, whether based on contract, tort, or any other legal theory, including, without limitation, loss of data or its use, loss of profits, loss of business, or other economic damages, even if advised of the possibility of such loss or damage. Regardless of the form of action, the total liability of Sutoer under this Agreement shall not exceed the total amount paid to Contractor for services satisfactorily performed.

17.	Insurance.

17.1         Contractor’s Liability Insurance. During the performance of the Services, Contractor, at its cost and expense, shall purchase and maintain the insurance set forth in this Section 17. The insurance shall be purchased and maintained in companies acceptable to Sutoer and shall be primary with no right of contribution.

17.2         Workers’ Compensation and Employers’ Liability. Workers’ Compensation insurance shall be provided as required by the law(s) of the state(s) in which the Services are to be performed. Employers’ Liability insurance shall be provided in amounts not less than $1,000,000 each accident for bodily injury by accident; $1,000,000 policy limit for bodily injury by disease; and $1,000,000 for each employee for bodily injury by disease.

17.3         General Liability. Contractor shall maintain a Commercial General Liability (Occurrence) policy, which policy shall include coverage for premises and operations, products and completed operations, contractual liability, broad form property damage, including completed operations, explosion, collapse and underground hazards, and personal injury liability. The policy shall have a combined single limit for bodily injury and property damage of $5,000,000 each occurrence; $5,000,000 for personal injury liability; $5,000,000 aggregate for products/completed operations; and $5,000,000 general aggregate.

17.4         Automobile Liability. Contractor shall maintain an Automobile Liability policy with a combined single limit for bodily injury and property damage of not less than $2,000,000 for each accident. The policy shall cover all owned, hired, and nonowned automobiles used in the performance of the Services and shall include coverage for Automobile Contractual Liability.

17.5         Insurance Certificate. Contractor shall not be permitted to begin to provide Services without first delivering to Sutoer’s designated representative certificates from Contractor’s insurers evidencing the above referenced coverage. Each certificate:

17.5.1           Except for Workers’ Compensation and Employers’ Liability coverage, shall name Sutoer, its subsidiaries, affiliates, directors, officers, and employees as additional insureds utilizing Form B or its equivalent. The parties intend this provision to be an express waiver of immunity under any applicable Workers! Compensation laws; and

17.5.2           Shall provide on its face that the policies it represents will not be terminated, amended, or allowed to expire without 30 days’ prior notice to Sutoer.

17.6         No Waiver. Failure of Sutoer to demand insurance certificates or other evidence of full compliance with these insurance requirements or failure of Sutoer to identify a deficiency from evidence that is provided shall not be construed as a waiver of Contractor’s obligation to maintain such insurance.

17.7         Deductibles. Contractor may purchase the above-required insurance policies with such reasonable deductibles as it may elect; provided that losses not covered by reason of such deductible shall be for Contractor’s account.

17.8         Waiver of Insured Claims. Contractor hereby waives any and all rights that it might have against Sutoer to recover all or part of any loss or damage insured or insurable by the insurance policies carried or required to be carried by it pursuant to this Agreement. Contractor shall require subcontractors and sub-subcontractors to provide similar waivers each in favor of all other parties enumerated in this subsection 0.

17.9         Interests. The policy shall provide on its face a severability of interests clause, generally providing, “the insurance afforded applies separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the company’s liability.”

18.         Assignment. Neither party shall assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any attempt to assign this Agreement without prior consent shall be void.

19.         Entire Agreement. This Agreement, including completed Exhibits, constitutes the entire agreement between the parties. All prior negotiations, proposals, and agreements between the parties are canceled and superseded by this Agreement. Any changes to this Agreement must be agreed to by both parties in writing.

20.         Notices and Consent. Any notice, demand, or consent required or permitted to be given under the terms of this Agreement shall be deemed to have been duly given or made, if given by any of the following methods:

20.1         Deposited in the United States mail, in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, or hand delivered, respectively addressed as follows:

To Sutoer:	Sutoer Solutions, Inc
Attention Kara A. Suda
80 Burr Ridge Pkwy, #202
Burr Ridge, IL 60527
Facsimile: 630/321..4709
Telephone: 630/321-4702

With a copy to:	Sutoer North America, Inc.
Attention General Counsel
80 Burr Ridge Pkwy, #202
Burr Ridge, IL 60527
Facsimile: 630/321-4709
Telephone: 630/321-4702

To Contractor:	AdeptPros LLC
14301 N 87th St
Suite 317
Scottsdale, AZ 85260
Phone: 480-467-7432

With a copy to:	Venkat Nallapati
9888 E Jasmine Dr
Scottsdale, AZ 85260
Phone: 602-309-2121

20.2         Sent to the above address via an established national overnight delivery service (such as Federal Express), charges prepaid; or

20.3         Sent via any electronic communications method, if the sender (i) obtains written confirmation of receipt of the communication by the electronic communication equipment at the office of the addressee listed above; (ii) immediately follows such notice with a second notice in one of the methods set forth in 20.1 or 20.2 above.

Notices shall be effective on the third day after posting if sent by mail, on the next day after posting if sent by express courier and on the day of dispatch if manually delivered within regular business hours or if transmitted within regular business hours by electronic communication methods.

21.         Severability. If a court of competent jurisdiction shall hold any provisions of this Agreement invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

22.         Waiver. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement will not be construed to be a waiver of such provisions or of its right thereafter to enforce such provision and each and every provision thereafter.

23.         Invalid Provisions. If any of the provisions of this Agreement are held to be invalid, illegal, or unenforceable, the provisions shall remain in effect to the extent allowed by law and the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

24.         Governing Law. This Agreement shall be interpreted in accordance with Illinois law. Contractor hereby consents to the exclusive jurisdiction of the courts located in Cook County, Illinois.

25.         Breaches of Agreement. Contractor agrees that if it breaches any term or condition of this Agreement, the remaining provisions, clauses, and/or articles of this Agreement, or parts thereof, remain valid and in full force or effect.

—signatures to follow—

The parties have executed this Agreement on the Effective Date.

CONTRACTOR		SUTOER SOLUTIONS, lNC.

By:	/s/ Venkat Nallapati	By:	/s/ Kare A Suda

Name:	Venkat Nallapati	Name:	Kare A Suda

Its:	President & CEO	Its:	President

EXHIBIT A

Riverside Publishing

Houghton Mifflin Harcourt

Pro Unlimited

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